Exhibit 10.20

BRYN MAWR BANK CORPORATION

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

FOR SELECT EXECUTIVES

ARTICLE XIV. MISCELLANEOUS	14

APPENDIX A Designation of Beneficiary Form	17

APPENDIX B List of Eligible Executives	18

APPENDIX C Pension Plan Benefit Formula	19

ARTICLE I

PURPOSE

1.01 The Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly- compensated employees. The Plan provides supplemental retirement income to Participants in excess of their employer-provided benefits under certain other plans and arrangements up to the maximum benefit specified in the Plan. The Plan is also intended to meet the applicable requirements of IRC Section 409A and applicable Treasury regulations related to Section 409A.

ARTICLE II

DEFINITIONS

2.01 “Accrued Benefit” means the benefit described in Article V and Appendix C.

2.02 “Actuarial Equivalent” means the following: an amount or benefit is the “Actuarial Equivalent” of, or is “Actuarially Equivalent” to, another amount or benefit as of a specified date, if the Actuarial Present Value as of the specified date of the first amount or benefit equals the Actuarial Present Value as of the specified date of the second amount or benefit, when calculated using the same actuarial assumptions. Actuarial Equivalence under this Plan will be determined as of the Participant’s benefit starting date, and the resulting benefit will be determined as provided in the Pension Plan expressed in the form of a single life annuity beginning on the Participant’s benefit starting date. Actuarial Equivalence for a single life annuity in this Plan will be determined as of the Beneficiary’s benefit starting date, and the resulting benefit will be expressed in the form of a single life annuity beginning on the Beneficiary’s benefit starting date.

2.03 “Actuarial Present Value” means the value as of a specified date of an amount or a series of amounts due before or thereafter, where each amount is multiplied by the probability that the condition or conditions on which payment of the amount is contingent will be satisfied, and where each amount so multiplied is then increased (if due before) or discounted (if due thereafter) according to an assumed rate of interest to reflect the time value of money. Unless the Plan specifies otherwise, the mortality table and interest rate used to calculate the Actuarial Present Value of an amount or series of amounts will be the mortality table and interest rate in effect under Section 417(e)(3)(A) of the Code 90 days before the Participant’s benefit starting date.

2.04 “Administrator” means the person or committee, appointed by the Board of Directors, that shall be responsible for administering the Plan.

2.05 “Affiliate” means a corporation of which the Corporation controls, directly or indirectly, at least 50 percent of the total combined voting power of all classes of stock.

2.06 “Applicable Guidance” means as the context requires Code §§83, and 409A, Treas. Reg. §1.83, Treas. Reg. §§1.409A-1 through -6, or other written Treasury or IRS guidance regarding or affecting Code §§83, 409A including, as applicable, any Code §409A guidance in effect prior to January 1, 2008.

2.07 “Bank” means Bryn Mawr Trust Company and its successor organizations, if any.

2.08 “Beneficiary” means the surviving spouse or other person, persons or trust designated by a Participant as direct or contingent beneficiary to receive the amounts, if any, payable under the Plan upon his or her death, pursuant to Article X, below. If the Participant has not effectively designated his or her spouse or other designee, the Participant’s estate shall be the default beneficiary.

2.09 “Board of Directors” means the Board of Directors of the Company.

2.10 “Cause” means, a Participant’s conviction of, plea of guilty to, or plea of nolo contendere or no contest to a felony criminal charge relating to his or her actions or omissions in connection with his or her service or duties to the Company, the Bank, or an Affiliate of either.

2.11 “Change of Control” means any one or more of the following, with respect to the Company or the Bank:

(1) any “persons” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act in effect on the date first written above), other than Company or Bank or any “person” who on the date hereof is a director of officer of Company or Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company or Bank representing 25% or more of the combined voting power of Company’s or Bank’s then outstanding securities; or

(2) during any period of two consecutive calendar quarters, individuals who at the beginning of such period constitute the Board of Directors of Company or Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

2.12 “Code” means the Internal Revenue Code of 1986, as amended.

2.13 “Company” means Bryn Mawr Bank Corporation.

2.14 “Disability” means a medically-determinable disability of a permanent nature as a result of which a Participant is entitled to receive and is receiving disability benefits under the Social Security Act.

2.15 “Employee” means a person providing services to the Employer as a common law employee (and not as a Contractor) as described in Treas. Reg. §1.409A-1(f)(1) and who, for any Taxable Year of the Employee, is on the cash receipts and disbursements method of accounting for Federal income tax purposes.

2.16 “Effective Date” of this Plan means April 1, 2008.

2.17 “Normal Retirement Date” means the first day of the month coincident with or next following a Participant’s 65th birthday.

2.18 “Participant” means an individual who has met the eligibility requirements set forth in Article III.

2.19 “Participating Employer” means the Company and each Affiliate that has elected to participate in the Plan.

2.20 “Pension Plan” means the Bryn Mawr Bank Corporation Pension Plan, as amended and as frozen for new service for accrued benefits and for salary increases effective March 31, 2008 as the same may be amended from time to time. If the Pension Plan is terminated in the future, its operating rules as referenced herein and used to calculate Accrued Benefits shall still be in effect for purposes of the operation of this Plan, unless also amended in the future.

2.21 “Plan” means this Bryn Mawr Bank Corporation Supplemental Employee Retirement Plan for Select Executives, as set forth herein and as the same may be amended from time to time.

2.22 “Separation from Service” means the occurrence of an event or events with regard to a Participant’s employment that results in a “separation from service” with a Participating Employer within the meaning of Section 409A of the Code. For this purpose, a “Separation from Service” is deemed to occur on the date that the Company and the Participant reasonably anticipate that the level of bona fide services the Participant would perform after the date would permanently decrease to less than 50% of the average level of bona fide services provided in the immediately preceding 36 months.

2.23 “Top Executives” means the Participants as listed in Appendix B, as the same may be supplemented from time to time.

2.24 “Trustee” means the individual or corporation appointed by the Company to serve as trustee of a trust established by the Company pursuant to Article VI, below.

2.25 “Years of Vesting Service” shall be determined in the same manner as under the Pension Plan.

ARTIICLE III

ELIGIBILITY

3.01 Eligible Employees. Plan Participants shall be Top Executives as defined above and as specified in Appendix B.

ARTICLE IV

VESTING

4.01 For purposes of this Plan, the Participants as set forth in Appendix B shall have a vested interest in their Accrued Benefits in this Plan only if they complete five Years of Vesting Service.

4.02 Notwithstanding Article 4.01 above, a Participant’s vested interest upon and at all times following a Change of Control while he or she is employed by a Participating Employer shall be one hundred percent (100%).

ARTICLE V

ACCRUED BENEFIT

5.01. Method of Determining Accrued Benefit. An individual Participant’s Accrued Benefit shall be determined as provided under this Article, and elsewhere in the Plan. The Participant’s Accrued Benefit under the Plan shall be a monthly benefit equal to the amount set forth in Section 5.02 below subject to the required reductions as set forth in Article 5.03 below, payable in the form of a single life annuity beginning on his Normal Retirement Date, and reduced for early commencement in accordance with the terms of the Pension Plan.

5.02 Accrued Benefit Formula. The annual benefit to which a Participant or his Beneficiary shall be entitled under the Plan is the excess, if any, of:

(a) the annual benefit that would have been paid to such Participant or his Beneficiary under the Pension Plan, if the Participant’s benefit under the Pension Plan were calculated without regard to the freeze in benefits thereunder as of March 31, 2008, and –

(1)	without regard to the limitations of Code Section 415 on maximum annual benefits;

(2)	without regard to the limitations of Code Section 401(a)(17) on maximum annual compensation; and

(3)	by including with the term “Compensation” (as defined in the Pension Plan) bonus amounts paid with respect to 1997 or later years and which were deferred to the Deferred Bonus Plan for Executives of Bryn Mawr Bank Corporation; over

(b) the annual benefit that is actually paid to such Participant or his Beneficiary under the Pension Plan (or had been paid if the Pension Plan is terminated prior to commencement of benefits under this Plan) and accrued up to March 31, 2008 as per Amendment Number 2 to the Pension Plan.

The terms of the Pension Plan shall control for purposes of determining the annual benefit described in paragraph (a) above, except as noted therein. The pertinent terms of the Pension Plan include, but are not limited to, those set forth in Appendix C hereto.

5.03. Required Reductions. The monthly installments otherwise included in a Participant’s Accrued Benefit will be reduced as follows:

(a) First, if payments commence before age 65, the Normal Retirement Date under the Pension Plan, his Accrued Benefit will be reduced in accordance with the reduction factors set forth in the Pension Plan.

(b) Second, each monthly installment will be reduced by the monthly amount of a benefit that is the Actuarial Equivalent of all employer-provided benefits the Participant has received, is receiving, or is expected to receive under any qualified or nonqualified defined benefit plan (other than the Pension Plan or this Plan) maintained by the Company or any entity that would be aggregated with the Company under Section 414(b) or (c) of the Code, including but not limited to, the Bryn Mawr Corporation Supplemental Employee Retirement Plan (“SERP I”). The amount of the Participant’s employer-provided benefits under other defined benefit plans will be determined as of the Participant’s benefit starting date. Employer-provided benefits provided to an alternate payee under a domestic relations order will be treated as if they were provided to the Participant.

(c) Third, each monthly installment will be further reduced by the monthly amount of a benefit that is the Actuarial Equivalent of the employer-provided, fully-vested 3% discretionary contributions to the Bryn Mawr Bank Corporation 401(k) Plan account balances accumulated on the Participant’s behalf since the contributions were initiated by the Company after March 31, 2008, or under any other defined contribution plan maintained by the Company or any entity that would be aggregated with the Company under Section 414(b) or (c) of the Code. Employer-provided account balances do not include any portion of an account balance attributable to salary reduction contributions made by the Participant, regardless of whether the contributions are made on a pre-tax or an after-tax basis. Account balances will be determined as of 30 days before the Participant’s benefit starting date. Distributions previously made from the Participant’s accounts will be taken into account, plus interest from the date of distribution. Employer-provided account balances provided to an alternate payee under a domestic relations order will be treated as if they were provided to the Participant.

(d) Fourth, after the preceding reductions have been made, the resulting monthly installment will be further reduced by multiplying it by the Participant’s Vested Percentage. The Vested Percentage is 100 percent in the case of a Participant with 5 or more Years of Vesting Service, and zero percent in the case of a Participant with less than 5 Years of Vesting Service as determined under the Pension Plan (except in the case of a Change of Control as set forth in Section 4.02).

ARTICLE VI

ADDITIONAL STIPULATION ON BENEFITS

6.01 Payment of Benefits. The method of a Participant’s benefit payments (or those of his Beneficiary) under the Plan shall in general be identical to the manner in which such Participant’s benefits are provided and paid under the Pension Plan as of March 31, 2008 with the exceptions of Article 6.03 below and other related Section 409A considerations. All payments hereunder shall end at the same time all payments to the Participant and his Beneficiary under the Pension Plan end.

6.02 Cash-Out. Notwithstanding any other provisions of this document, if the present value of the Participant’s benefits under this Plan, as calculated in the same manner as under the Pension Plan, is less than $5,000, the Administrator shall cause such benefits to be paid to the Participant in a cash lump sum as soon as administratively feasible following the date the Participant becomes entitled to a distribution under this Plan

6.03 Payment Delay for all Participants. Notwithstanding anything to the contrary in the Plan or in a payment election, the Plan shall not make payment, based on a Separation from Service to a Participant earlier than 6 months following such Separation from Service. Payments that otherwise would be payable during the foregoing 6-month period will be accumulated without interest and payment delayed until the first business day of the seventh month that is after the 6-month period (or if earlier, within 15 days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death). This Article does not apply to payments made on account of a domestic relations order, payments made because of a conflict of interest, or payment of employment taxes, all as described in Treas. Reg. 1.409A-3(i)(2)(i).

6.04 Default Provision. Subject to the provisions of this section and Section 5 above, a Participant’s Accrued Benefit shall begin to be paid no later than 60 days following the close of the Plan Year in which occurs the later of his (a) Normal Retirement Date, or (b) actual Separation from Service.

ARTICLE VII

RETIREMENT BENEFITS

7.01. Normal Retirement Benefit. A Participant who retires from service with a Participating Employer on his Normal Retirement Date is entitled to a Normal Retirement Benefit. Unless a Participant elects otherwise as provided for below, he will receive his Normal Retirement Benefit in the form of a single life annuity beginning on his Normal Retirement Date, subject to the delay required by Section 6.03 above. The monthly installments made under his Normal Retirement Benefit will be the same as the monthly installments under his Accrued Benefit.

7.02 Late Retirement Benefit. A Participant who retires from service with a Participating Employer after his Normal Retirement Date is entitled to a Late Retirement Benefit based on his Years of Service for Benefit Accrual and Average Annual Compensation up to his Late Retirement Date. Unless he elects otherwise, he will receive his Late Retirement Benefit in the form of a single life annuity beginning on the first day of the month after he retires from service, subject to the delay prescribed by Section 6.03 above. The monthly installments made under his Late Retirement Benefit will be the same as the monthly installments under his Accrued Benefit, beginning with the monthly installment for the month that includes his Late Retirement Date. However, he will not receive any monthly installments that would have been made if he had retired before his Late Retirement Date, and no adjustment will be made in his Late Retirement Benefit to reflect the loss of these installments.

7.03 Early Retirement Benefit. A Participant who retires from service with the Company on or after age 55, but before his Normal Retirement Date is entitled to an Early Retirement Benefit if he or she has at least 15 Years of Vesting Service based on his Years of Service for Benefit Accrual and Average Annual Compensation up to his Early Retirement Date. He will receive his Early Retirement Benefit in the form of a single life annuity beginning on the first day of the month after the date he retires from service with the Company, subject to the delay set forth in Section 6.03 above. The monthly installments made under his Early Retirement Benefit will be the same as the monthly installments under his Accrued Benefit. Actuarial reductions for a benefit commencing before Normal Retirement Date shall be applied by the Actuary similar to those set forth in Section 3.2 of the Pension Plan.

7.04 Vested Retirement Benefit. A Participant whose employment with the Company terminates for any reason before completing 15 years of Vesting Service and attaining age 55 but following a Change of Control is entitled to a Vested Retirement Benefit. He will receive his Vested Retirement Benefit in the form of a single life annuity after the later of the date he terminates employment or the date he attains age 55, subject to the delay set forth in Section 6.03 above. The monthly installments made under his Vested Retirement Benefit will be the same as the monthly installments under his Accrued Benefit.

7.05 Disability Retirement Benefit. A Participant who becomes Disabled before his employment with the Company terminates and before he reaches Normal Retirement Date satisfies the requirements for a Retirement Benefit under this Article if he or she has reached age 55 and has at least 15 years of service. In that case, the Participant would be entitled to a Disability Retirement Benefit that is computed based on the number of Years of Service for Benefit Accrual that he would have earned had he continued in employment to his Normal Retirement Date, assuming he would have been credited with 1,000 Hours of Service for each Plan Year to his Normal Retirement Date, and assuming that his actual Compensation in the last full calendar year of active participation before the date of his Disability remains level to his Normal Retirement Date. If a disabled Participant ceases to be disabled before his Normal Retirement Date, he shall be reinstated as an active Participant if he is reemployed with a Participating Employer or he shall be considered a terminated vested Participant with his Accrued Benefit determined as of the date he ceases to be disabled. Under the circumstances set forth above, he will receive his Disability Retirement Benefit in the form of a single life annuity beginning on his Normal Retirement Date. The monthly installments made under his Disability Retirement Benefit will be the same as the monthly installments under his Accrued Benefit.

7.06 Joint & Survivor Annuity Option and other payment choices. A Participant may elect to receive his Retirement Benefit in the form of one of the other optional forms of benefit payment as set forth in the Pension Plan as follows:

a)	Period certain annuity for 120 monthly payments;

b)	Joint and Survivor Annuity at 60% or 100% survivor levels; or

c)	Social Security Bridge before age 62 as provided in the Pension Plan, but solely with respect to the portion of an Employee’s Accrued Benefit earned up to December 31, 1991.

These optional forms of benefit payment may begin on the first day of any month on which the Participant is entitled to begin receiving his Retirement Benefit and will be the Actuarial Equivalent of the Retirement Benefit that would have been payable to him in the form of a single life annuity beginning on that day. Any election under this Article must be made before the Participant’s benefit starting date and may not be changed or revoked after that date. All optional forms of benefit in the Pension Plan shall carry over and shall be available to Participants in this Plan, including the pre-retirement survivor annuity option. For example, the surviving spouse of a participant will also receive post-freeze accruals (following the Pension Plan freeze) under the Plan.

ARTICLE VIII

ENTITLEMENT TO DEFERRED COMPENSATION

8.01 All amounts payable pursuant to this Plan shall be subject to all applicable Federal, state and local tax withholding requirements, and other charges and assessments imposed by law.

8.02 Notwithstanding the foregoing provisions of this Article VIII, or the vesting rules of Article IV, if the Participant’s employment with the Company or the Bank is terminated for Cause as defined in this Plan prior to the commencement of payments, he shall forfeit his vested interest in the Account, and no payments to him or his Beneficiary shall be made under this Plan. If a Participant’s employment with the Company or the Bank is terminated for Cause after the commencement of payments, he shall forfeit his remaining interest in the Account, and no further payments to him or his Beneficiary shall be made under this Plan. A Participant shall have the normal claims procedure rights and rights of appeal as set forth under Article XI.

8.03 If as a result of a Change of Control and either subsequent actual or constructive termination or a dispute with new management as to the amount or entitlement of his/her Accrued Benefit, the provisions of the Participant’s Change in Control agreement as to “Settlement of All Disputes” shall be operative in such case. If a Participant needs to obtain legal assistance to defend his or her interests in this Plan, the Bank shall reimburse the Participant for all reasonable and necessary legal expenses incurred as a result of defending his interests. If there is a dispute as to what is reasonable and necessary, the above shall be submitted to binding arbitration under the rules of the American Arbitration Association (AAA).

ARTICLE IX

FUNDING OF DEFERRED COMPENSATION

9.01 Except as provided by the terms of the trust established pursuant to Article 9.02, below, neither the Participants nor their Beneficiaries shall have any right, title, or interest in or to any investments which the Company may make to aid it in meeting its obligations hereunder. Such investments, whether held in trust or otherwise, shall be unrestricted corporate assets.

9.02 The Company shall establish a trust with the Bank’s Wealth Management Division as Trustee for the purpose of funding the Deferred Compensation provided hereunder. The trust shall include such terms, restrictions and limitations as are necessary to ensure that it will be treated as a “grantor trust” within the meaning of subpart E, part I, subchapter J, chapter I, subtitle A of the Code, with respect to the Company. Moreover, the trust shall be evidenced by an agreement substantially similar to the form of the model trust agreement set forth in Internal Revenue Service Revenue Procedure 92-64, including any modification to such Revenue Procedure, and include provisions required in such model trust agreement that all assets of the trust shall be subject to the claims of creditors of the Company in the event of its insolvency. Any assets of the trust remaining after the obligations to the Participants and their Beneficiaries have been satisfied shall be paid to the Company.

9.03 Notwithstanding any provision of the trust to the contrary, all expenses of the trust, and any taxes that may be levied against the trust, shall be paid by the Company, other than taxes required to be withheld from payments of trust assets to the Participants or their Beneficiaries. In the event that any trust assets are used to pay expenses or taxes of the trust, the Company shall reimburse the trust within five business days of such payment.

ARTICLE X

DESIGNATION OF BENEFICIARIES

10.01 If a Benefit payment election other than a single life annuity is filed with the Administrator by a Participant, that Participant shall file with the Company a written designation in the form attached hereto as Appendix A of one or more persons as Beneficiaries to receive the amount, if any, payable under the Plan upon their deaths. The Participant may, from time to time, revoke or change his or her Beneficiary designation by filing a new designation with the Company. The last such designation received by the Company shall be controlling, provided, however, that no designation, change or revocation thereof, shall be effective unless received by the Company prior to the Participant’s death.

10.02 If no such Beneficiary designation is in effect at the time of a Participant ‘s death, or if no designated Beneficiary survives the Participant, the payment of the amount, if any, payable under the Plan upon his or her death shall be made to his or her surviving spouse; if no surviving spouse, to the Participant’s surviving children equally; if no surviving children, to the Participant’s surviving grandchildren equally; if no surviving grandchildren, to the Participant’s estate.

ARTICLE XI

ADMINISTRATION

11.01 The Administrator shall have the discretionary authority to determine eligibility for payments under the Plan and to construe, interpret and administer the Plan, and shall do so in a manner that is consistent with the requirements and limitations of Section 409A of the Code. The Administrator will administer and interpret the Plan, including making a determination of the vested accrued benefit due any Participant or Beneficiary under the Plan. As a condition of receiving any Plan benefit to which a Participant or Beneficiary otherwise may be entitled, a Participant or Beneficiary will provide such information and will perform such other acts as the Administrator reasonably may request. The Administrator may retain agents to assist in the administration of the Plan and may delegate to agents such duties as it sees fit. The decision of the Administrator or its designee concerning the administration of the Plan is final and is binding upon all persons having any interest in the Plan. The Administrator will indemnify, defend and hold harmless any employee designated by the Administrator to assist in the administration of the Plan from any and all loss, damage, claims, expense or liability with respect to this Plan (collectively, “claims”) except claims arising from the intentional acts or gross negligence of the employee.

11.02 ERISA Claims Procedure. Because this Plan is established as a “top-hat plan” within the meaning of DOL Reg. §2520.104-23, the following claims procedure under DOL Reg. §2560.503-1 applies. A Participant or Beneficiary may file with the Administrator a written claim for benefits, if the Participant or Beneficiary disputes the Administrator’s determination regarding the Participant’s or Beneficiary’s Plan benefit. However, the Administrator will cause the Plan to pay only such benefits as the Administrator in its discretion determines a Participant or Beneficiary is entitled to receive. The Administrator under this Article will provide a separate written document to affected Participants and Beneficiaries which explains the Plan’s claims procedure and which by this reference is incorporated into the Plan.

11.03 A Participant or, in the event of the Participant’s death, the Executive’s Beneficiary, may file a written claim for payment hereunder with the Administrator. In the event of a denial of any payment due to or requested by the Participant or Beneficiary (the “claimant”), the Administrator will give the claimant written notification containing specific reasons for the denial. The written notification will contain specific reference to the pertinent provisions of this Plan on which the denial of the claim is based. In addition, it will contain a description of any other material or information necessary for the claimant to perfect a claim, and an explanation of why such material or information is necessary. The notification will provide further appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits applicable thereto, and a statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended. This written notification will be given to a claimant within ninety (90) days after receipt of the claim by the Administrator unless special circumstances require an extension of time for processing the claim, in which case the Administrator shall provide written notice of the extension to the claimant and the reasons therefore, and the date by which the Administrator expects to make its determination with respect to the claim. In no event shall such extension exceed 90 days.

11.04 In the event of a denial of a claim for benefits, the claimant or a duly authorized representative will be permitted to submit issues and comments in writing to the Administrator and to submit documents, records and other information relating to the claim for benefits. The claimant or a duly authorized representative shall also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. In addition, the claimant or a duly authorized representative may make a written request for a full and fair review of the claim and its denial by the Administrator that takes into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial benefits determination; provided, however, that such written request is received by the Administrator (or its delegate) within sixty (60) days after receipt by the claimant of written notification of the denial. The sixty (60) day requirement may be waived by the Administrator in appropriate cases.

11.05 A decision on review of a claim for benefits will be rendered by the Administrator within sixty (60) days after the receipt of the request. Under special circumstances, an extension (up to an additional 60 days) can be granted for processing the decision. Notice of this extension must be provided in writing to the claimant prior to the expiration of the initial sixty-day period. In no event will the decision be rendered more than one hundred twenty (120) days after the initial request for review. Any decision by the Administrator will be furnished to the claimant in writing and will set forth the specific reasons for the decision and the specific provisions on which the decision is based. The claimant or a duly authorized representative shall also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

11.06 Costs and Expenses. Investment charges will be borne by the assets of the Trust in general. The Company will pay the other costs, expenses and fees associated with the operation of the Plan, excluding those incurred by Participants or Beneficiaries. The Company will pay costs, expenses or fees charged by or incurred by the Trustee only as provided in the Trust or other agreement between the Company and the Trustee. The next sentence shall be governed in general by the Section of the Participant’s Change of Control agreement that refers to reimbursement of expenses incurred in defending his/her interests. As referenced earlier, if as a result of a Change of Control as referenced in Article 8.03 and the subsequent dispute as to amount or entitlement or actual or constructive termination, a Participant needs to obtain legal assistance to defend his or her interests, the Bank shall reimburse the Participant for all necessary and reasonable legal expenses incurred as a result of defending his/her interests.

11.07 Reporting. The Company will report payment of deferred compensation for Participants in general on Form W-2.

ARTICLE XII

SECTION 409A AMOUNTS

12.01 409A Amounts. The terms of this Plan shall control as to any 409A Amount.

12.02 Possible Nonuniformity. The Company in its Plan amendments may specify such Plan terms as will apply to all Participants uniformly or as may apply to a given Participant. Except where the Plan or Applicable Guidance require uniformity in order to comply with Code §409A, the Company need not provide the same Plan benefits or apply the same Plan terms and conditions to all Participants, even as to Participants who are of similar pay, title and other status with a Participating Employer. The elections the Company makes in its Plan apply uniformly to all Participants, except to the extent the Company adopts inconsistent provisions with respect to one or more Participants in a separate attachment designated as “Exhibit A” and attached to the Plan. The Company may create a separate Exhibit A for one or more Participants, specifying such terms and conditions as are applicable to a given Participant. The Company, in Exhibit A, may modify any Plan provision as to one or more Participants.

12.03 Plan’s purpose. The Plan is intended to comply with, or otherwise be exempt from, Section 409A of the Code. The Plan shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes or interest under Section 409A of the Code.

12.04 Tax Effect. The Company does not guarantee any particular tax effect. The Company shall not be liable for any payment that is made in accordance with the terms of the Plan but is determined to result in any additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Plan an amount includible in gross income under Section 409A of the Code. The Participant shall remain liable for all taxes, interest or penalties imposed under Section 409A of the Code.

ARTICLE XIII

AMENDMENT AND TERMINATION

13.01 The Company may amend the Plan at any time to the extent necessary to comply with any requirement or limitation set forth in Section 409A of the Code or to add Participants by revising Appendix B hereto.

13.02 Termination. The Company may terminate, but is not required to terminate and liquidate the Plan which includes the distribution of all Plan Accrued Benefits under either of the following circumstances, in either case in accordance with the applicable requirements under Code Section 409A and the Treasury Regulations promulgated thereunder:

(a)

The Company or other service recipient with respect to the Plan (within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder) may terminate and liquidate the Plan by irrevocable action taken within 30 days preceding or the 12 months following a change in control event (as defined in Treas. Reg. Section 1.409A-3(i)(5)), provided that all agreements, methods, programs and other arrangements sponsored by the service recipient immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treas. Reg. Section 1.409A-1(c)(2) are terminated and liquidated with respect to each participant thereunder that experienced the change in control event, so that under the terms of the termination and liquidation all such participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs and other arrangements within 12 months of the date the service recipient irrevocably take all necessary steps to terminate and liquidate the agreements, methods, programs and other arrangements. For purposes of this paragraph (a), the applicable service recipient with the discretion to liquidate and terminate the agreements, methods, programs and other arrangements is the service recipient that is primarily liable immediately after the transaction for the payment of the deferred compensation.

(b)	Dissolution/Bankruptcy. The Company may terminate and liquidate the Plan within 12 months following a corporate dissolution taxable under Code §331 or with approval of a Bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that all Accrued Benefits are included in the Participants’ gross income in the latest of (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan termination and liquidation occurs; (ii) the first calendar year in which the amounts no longer are subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

13.03 Fair Construction. The Company, Participants and Beneficiaries intend that this Plan in form and in operation comply with Code 409A, the regulations thereunder, and all other present and future Applicable Guidance. The Company and any other party with authority to interpret or administer the Plan will interpret the Plan terms in a manner which is consistent with applicable law. However, as required under Treas. Reg. §1.409A-1(c)(1), the “interpretation” of the Plan does not permit the deletion of material terms which are expressly contrary to Code §409A and the regulations thereunder and also does not permit the addition of missing terms necessary to comply therewith. Such deletions or additions may be accomplished only be means of a Plan amendment under this Article.

ARTICLE XIV

MISCELLANEOUS

14.01 Nothing contained in the Plan shall give the Participants the right to be retained in the employment of the Company or the Bank or affect the right of either to dismiss any of the Participants. The adoption of the Plan shall not constitute a contract between the Company and the Participants.

14.02 If the Company shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, the Company may direct that any amount to which such person is entitled be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Company to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan and the Company therefor.

14.03 No assignment. No Participant or Beneficiary has the right to anticipate, alienate, assign, pledge, encumber, sell, transfer, mortgage or otherwise in any manner convey in advance of actual receipt, the Participant’s Account. Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, encumbrance or garnishment by creditors of the Participants or Beneficiaries nor be subject in any manner to the debts or liabilities of any person, and any attempt to do so alienate or subject any such amount, whether presently or thereafter payable, shall be void.

14.04 Securities or Other Laws. The Plan may delay payment to a Participant if the Employer reasonably anticipates that the payment will violate Federal securities law or other applicable law. The Plan will commence or cease payments at the earliest date at which the Company reasonably anticipates that the payment will not cause a violation of such laws. For purposes of this Article, a violation of “other applicable law” does not include a payment which would cause inclusion of the payment in the Participant’s gross income or which would subject the Participant to any Code penalty or other Code provision.

14.05 Withholding. The Company will withhold from any payment made under the Plan and from any amount taxable under Code §409A, all applicable taxes, and any and all other amounts required to be withheld under Applicable Guidance.

14.06 Participant Elections. A Participant’s payment election is not considered made for any purpose under the Plan until both: (i) the Administrator approves the election; and (ii) the election has become irrevocable. A Participant’s payment election is always revocable until the Administrator accepts the election, which acceptance must occur within the 60 days of its being presented to the Administrator.

14.07 Notice and Elections. Any notice given or election made under the Plan must be in writing and must be delivered or mailed by certified mail, to the Company, the Trustee or to the Participant or Beneficiary as appropriate. The Company will prescribe the form of any Plan notice or election to be given to or made by Participants. Any notice or election will be deemed given or made as of the date of delivery, or if given or made by certified mail, as of 3 business days after mailing.

14.08 Costs and Expenses. The Company will pay the other costs, expenses and fees associated with the operation of the Plan, excluding those incurred by Participants or Beneficiaries. The Company will pay costs, expenses or fees charged by or incurred by the Trustee only as provided in the trust agreement or other agreement between the Company and the Trustee.

14.09 Reporting. The Company will report benefits hereunder for Participants on Form W-2 in accordance with Applicable Guidance.

14.10 It is the intention of the Company that the Plan shall be unfunded for Federal income tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended.

14.11 All rights under this Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, except to the extent such laws are superseded by the laws of the United States.

********************	********************	*******************

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its authorized officers as of this 8th day of
December, 2008.

ATTEST:	BRYN MAWR BANK CORPORATION

/s/ Robert J Ricciardi	By:	/s/ Frederick C. Peters
Secretary

BRYN MAWR BANK CORPORATION

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN FOR SELECT EXECUTIVES

APPENDIX A•

DESIGNATION OF BENEFICIARY

Pursuant to the above-referenced Supplemental Employee Retirement Plan for Select Executives (“Plan”), I,                                     , hereby designate the following person(s) or entity(ies) as beneficiary(ies) of any and all amounts which shall be payable pursuant to the Plan by reason of or following my death and revoke all such prior beneficiary designations:

Primary Beneficiary I	Primary Beneficiary II (optional)

Name:	Name:

Address:	Address:

SSN/EIN:	SSN/EIN:

Relationship:	Relationship:

Percentage:	Percentage:

Contingent Beneficiary I	Contingent Beneficiary II (optional)

Name:	Name:

Address:	Address:

SSN/EIN:	SSN/EIN:

Relationship:	Relationship:

Percentage:	Percentage:

(signature)	(date)

•	This form should be revised if more than two Primary Beneficiaries or more than two Contingent Beneficiaries are to be designated.

BRYN MAWR BANK CORPORATION

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN FOR SELECT EXECUTIVES

APPENDIX B—LIST OF ELIGIBLE EXECUTIVES

The following individuals shall be eligible to participate in the SERP effective April 1, 2008:

•	Frederick C. Peters II

•	Robert J. Ricciardi

•	Alison E. Gers

•	Joseph G. Keefer

•	J. Duncan Smith

•	Matthew G. Waschull

•	June M. Falcone

•	Karen A. Fahrner

•	Martin F. Gallagher, Jr.

•	Geoffrey L. Halberstadt

BRYN MAWR BANK CORPORATION

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN FOR SELECT EXECUTIVES

APPENDIX C—PENSION PLAN BENEFIT PLAN FORMULA

The terms of the Pension Plan applicable for purposes of determining a Participant’s Accrued Benefit under this Plan include, but are not limited to, the following.

(a) A Participant’s “Normal Retirement Benefit” will be determined based on a retirement benefit formula equal to the sum of a Participant’s “Past Service Benefit” and a Participant’s “Future Service Benefit.” A Participant’s Past Service Benefit is the greater of:

•	A Participant’s Accrued Benefit as of December 31, 1988 determined under the terms of the Pension Plan on that date, with Compensation for each Plan Year limited to $200,000; or

•

1.3 % of a Participant’s Average Annual Compensation, multiplied by a Participant’s Years of Service for Benefit Accrual before 1989 (with no limit on service); plus 0.5% of Average Annual Compensation in excess of Covered Compensation, multiplied by a Participant’s Years of Service for Benefit Accrual before 1989 (with a maximum of 35 such years minus the number of a Participant’s Years of Service for Benefit Accrual used in determining the Past Service Benefit).

A Participant’s Future Service Benefit is:

•

1.3 % of a Participant’s Average Annual Compensation, multiplied by a Participant’s Years of Service for Benefit Accrual after 1988 (with no limit on service); plus 0.5% of Average Annual Compensation in excess of Covered Compensation, multiplied by a Participant’s Years of Service for Benefit Accrual after 1988 (with a maximum of 35 such years minus the number of a Participant’s Years of Service for Benefit Accrual used in determining the Past Service Benefit).

(b) A Participant’s “Average Annual Compensation” is the average annual Compensation for the five consecutive calendar years during the 10 full consecutive years of active participation ending before or with the earliest of the Participant’s retirement date, death, or other termination of employment, as applicable, for which the average is the highest. If the Participant has received Compensation from the Employer for fewer than five calendar years prior to the event that causes a benefit to be payable under the Pension Plan, his Average Annual Compensation shall be determined based on his total calendar years of employment as of the date of his severance from service. Calendar years for which a Participant does not receive any credit for a Year of Service for Benefit Accrual shall be disregarded in determining Average Annual Compensation.

(c) “Compensation” means all amounts that are treated as wages for Federal income tax withholding under Section 3401(a) of the Code (determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed), plus amounts that would be paid to the Employee during the year but for Employee’s election under a cash or deferred arrangement described in Section 401(k) of the Code or a cafeteria plan described in Section 125 of the Code, or, for Plan Years beginning after December 31, 2000, pursuant to a salary reduction agreement under Section 132(f)(4) of the Code. Except as expressly provided in the preceding sentence, however, “Compensation” shall not include the compensatory portion of the exercise of any stock option or stock appreciation right, severance pay, the compensatory portion of any life insurance program maintained by the Employer, contributions by the Employer to the Pension Plan or any other plan or plans for the benefit of its employees, fringe benefits, or amounts identified by the Employer as expense allowances or reimbursements regardless of whether such amounts are treated as wages under the Code. Compensation shall also not include bonuses paid (and not deferred under a nonqualified deferred compensation plan) before 1988 and overtime pay paid before 1989.